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                                                                  EXHIBIT 11(a)


                              ELECTROSCOPE, INC.


               COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

          AND NET INCOME (LOSS) PER COMMON SHARE - ASSUMING DILUTION
                                  (UNAUDITED)

                                                    For the Three Months Ended
                                                   ----------------------------
                                                   December 31,    December 31,
                                                       1997            1996
                                                   ------------    ------------
NET INCOME (LOSS)                                   $ (798,420)     $ (552,532)
                                                    ----------      ----------
                                                    ----------      ----------
SHARES USED IN SHARE COMPUTATION
 Common stock shares outstanding
  (weighted average)                                 5,383,507       5,340,820

 Treasury stock effect of common stock and
  equivalents issued within one year of the
  public offering at prices less than the
  public offering price                                     --              --
                                                    ----------      ----------
   Shares used in computation                        5,383,507       5,340,820
                                                    ----------      ----------
                                                    ----------      ----------

NET INCOME (LOSS) PER COMMON SHARE AND
 NET INCOME (LOSS) PER COMMON SHARE-
 ASSUMING DILUTION                                  $    (0.15)     $    (0.10)
                                                    ----------      ----------
                                                    ----------      ----------

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